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                                                                     EXHIBIT 5.1




                            VOTING TRUST CERTIFICATE

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                    (a corporation of the State of Delaware)

No. One                                           940,000 Shares of Common Stock


                  VOTING TRUST CERTIFICATE FOR SHARES OF STOCK
                  --------------------------------------------

         THIS IS TO CERTIFY that NORMAN COHN (hereinafter called the "Holder") or his transferor has deposited under the Voting Trust Agreement hereinafter mentioned a certificate or certificates for 940,000 shares of Common Stock of DIGITAL DESCRIPTOR SYSTEMS, INC. (hereinafter called the "Company"), a corporation of the State of Delaware, and until the termination of the said Voting Trust Agreement is entitled to receive payments equal to the amount of dividends, if any, received by the Trustee upon the shares of stock represented by this certificate, less any taxes imposed thereon which the Trustee may be required to pay thereon or to withhold therefrom under any present or future law affecting the matter. The shares of stock deposited hereunder are the shares of the only classes of stock of the Company issued and outstanding at the date of the aforesaid Voting Trust Agreement, and this certificate shall likewise represent any and all shares of stock of said classes or of any other class or classes which, upon any increase or reclassification of the class or classes of stock of the corporation, shares of which are at the time deposited under said Voting Trust Agreement, shall be issued in lieu of, or in respect of, the shares of stock so originally deposited, which stock shall have been received by the Trustee on account of his ownership as Trustee of the stock theretofore held by him under the said Voting Trust Agreement and represented by this certificate.

         Upon the termination of the Voting Trust Agreement, or the removal of shares of stock from the Trust, the holder, or registered assigns, shall be entitled to receive a certificate or certificates for the number of shares of stock of each class or classes represented by this Voting Trust Certificate, and in the case of the removal of less than all of the shares in the Trust, a new Voting Trust Certificate evidencing the shares remaining the Trust. Until the actual delivery to the holder hereof of the stock certificate or certificates represented or called for hereby, the Trustee shall possess, and shall be entitled to exercise, all rights and powers of absolute owners and holders of record of said stock deposited hereunder, including the right to vote for every purpose and to consent to or waive any corporate act of the Company of any kind; it being expressly stipulated that no voting right, or right to give consents or waivers in respect of such stock, passes to the holder hereof or his assigns by or under this certificate or by or under any agreement, express or implied.

         This certificate is issued under and pursuant to, and the rights of the holder hereof are subject to and limited by, the terms and conditions of a Voting Trust Agreement dated the 18th day of April, 1995, by and between the owner and holder of certain shares of the stock of the Company, as parties of

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the first part, and, Garrett U. Cohn, party of the second party, and his successor as Trustee hereunder, a duplicate original of which Voting Trust Agreement has been filed in and will be found at the office of the Company, and will be open to inspection by any stockholder of the Company or his designee.

         Stock certificates shall be due for delivery and shall be delivered by the Trustee at said office of the Company, in exchange for Voting Trust Certificates, upon the termination of said Voting Trust Agreement, in accordance with its provisions or in accordance with law.

         In the event of the dissolution or total or partial liquidation of the Company the money and other property received by the Trustee in respect of the stock represented by this certificate shall be paid or delivered to the holder of record hereof, but only upon surrender of this certificate in case of dissolution or the presentation of this certificate for the notation thereon of the distribution in case of a partial liquidation.

         This certificate and the right, title and interest in and to the shares of stock in respect of which this certificate is issued, are transferable on the books of the Trustee by the registered holder hereof in person or by attorney duly authorized, according to the rules established for that purpose by the Trustee and on surrender hereof properly assigned; and until so transferred the Trustee may treat the registered holder hereof as the owner for all purposes whatsoever except that no delivery of stock certificates hereunder shall be made without the surrender hereof.

         As a condition of making or permitting any transfer or delivery of stock certificates or Voting Trust Certificates, the Trustee may require the payment of a sum sufficient to pay or reimburse him for any stamp tax or other Governmental charge in connection therewith and for a proportionate part of his expenses as Trustee.

         IN WITNESS WHEREOF, the Trustee has signed this certificate this 15th day of August, 1995.


                                                      /s/ Garrett U. Cohn
                                                      ------------------------
                                                      Garrett U. Cohn, Trustee